                                                                   Exhibit 10.27

                  AGREEMENT FOR PURCHASE AND SALE OF WASTE ROCK
                           FROM THE JOHNSON CAMP MINE

     THIS AGREEMENT FOR PURCHASE AND SALE is made and entered into this 25th day of February, 2004, by and between Nord Resources Corporation, a Delaware corporation ("Seller"), whose address is 3048 N. Seven Dash Road, P0 Box 384, Dragoon, Arizona, 85609 and JC Rock, LLC ("Purchaser"), whose address is 6860 S. Nogales Highway, Tucson, Arizona, 85705.

     WHEREAS, the Seller owns the Johnson Camp Mine which consists of a variety of unpatented lode claims, patented lode claims and patented fee simple lands in the Johnson Camp Mining District, Cochise County, Arizona, approximately 60 miles east of Tucson (the "Property").

     WHEREAS, Seller wishes to sell, and Purchaser wishes to buy, certain waste rock material at the Property ("Waste Rock"). For the purposes of this Agreement, Waste Rock is defined as rock materials located on the Property not containing copper mineralization in economic quantities and in a mined state. The Waste Rock may be located in various stockpiles in several areas on the Property.

     NOW, THEREFORE, in consideration of the recitals and mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto confirm and agree as follows:

     1. Purchaser shall have the right to remove Waste Rock from the Property. Purchaser shall remove Waste Rock only from the waste piles at the Property that are designated by the Seller.

     2. The term of this Agreement shall be for twelve (12) months, beginning March 1, 2004, and ending on February 28, 2005

     3. Purchaser shall purchase a minimum of 7,000 tons of Waste Rock each month.

     4. a. The purchase price for the Waste Rock shall be TWO AND 00/100 DOLLARS ($2.00) per ton. Purchaser shall pay for Waste Rock in arrears and on the fifteenth (15th) business day of each month (the "Payment Date"). Purchaser shall pay to Seller interest at the rate of one and one-half percent (1.5%) per month on any payment not received by Seller after the first business day of the month following the Payment Date. On each Payment Date, Purchaser shall provide to Seller written receipts, weight tickets and other documentation as requested by Seller for all Waste Rock removed from the Property the previous month. On the fifth (5th) business day of each month, Purchaser shall provide Seller with a statement of the quantity of Waste Rock removed from the Property during the previous month. Seller shall have the right upon seventy-two (72) hours notice to review the books and records of the Purchaser regarding the Waste Rock removed from the Property and/or to verify the information furnished by Purchaser pursuant to this paragraph. When requested by Seller, Purchaser shall deliver, in a timely manner and in writing, such further information as Seller shall reasonably request relating to Purchaser's removal of Waste Rock.

     b. If Seller sells or otherwise disposes of the Property or if the Property is otherwise conveyed to another party, the terms and conditions of this Agreement shall inure and be binding upon Seller's respective heirs, successors, and assigns.

     5. All Waste Rock is sold AS-IS, WHERE-IS, without warranty, and without any express or implied representations or promises of any kind. Purchaser assumes all responsibility and cost for collecting, producing and hauling all Waste Rock.

     6. The Purchaser acknowledges that mining operations are conducted on the Property and the Purchaser agrees to conduct all of its operations to minimize interference with the mining operations of the Seller.

     7. The Purchaser shall conduct all of its operations on the Property in a good and workmanlike manner and accordance with accepted custom and practice. In addition, the Purchaser shall conduct its operations in accordance with all applicable laws, shall be responsible obtaining all environmental and other permits necessary for the excavation and removal of the Waste Rock, and shall perform all reclamation and rehabilitation required by such permits or by law. Furthermore, the Purchaser shall give all necessary notices and shall comply and ensure that all its subcontractors and suppliers comply with all applicable federal, state, and local laws, ordinances, governmental rules and regulations relative to its operations under this Agreement. The Purchaser shall be liable for any fines or assessments levied against it by any federal, state, or local governmental agency for violation of safety, health, environmental, or other laws, rules or regulations by its employees, agents or subcontractors.

     8. The Purchaser, at his own expense at all times, shall take all necessary precautions to protect persons and property from damage, loss or injury resulting from the Purchaser, his employees or other agents in the performance of their activities. If any accident occurs, person is injured, or property damaged resulting from their activities, the Purchaser shall immediately notify the Seller thereof. In addition, the Purchaser shall adhere to the basic safety policy of the Seller, and comply with all specific safety requirements, promulgated by any governmental authority, including without limitation, the requirements of the Mine Safety & Health Act of 1977. The Purchaser shall indemnify and hold harmless the Seller from and against all liability, loss, damage, cost, claims, awards, judgments, fines, expenses including litigation expenses, reasonable attorneys' fees, claims or liabilities for harm to person or properties, expenses incurred pursuant to or attendant to any hearing or meeting and any other applicable cost which may be incurred by the Seller resulting from the Purchaser's failure to fulfill the covenants set forth in this paragraph.

     9. Purchaser hereby agrees to indemnify and hold the Seller harmless from any and all liability, claims, suits, damage loss, judgment or expense, including attorneys' fees, which may be incurred by the Seller by reason of Purchaser's performance of its activities. THIS AGREEMENT OF INDEMNITY EXPRESSLY INDEMNIFIES THE SELLER AGAINST ALL LIABILITY, CLAIMS, SUIT, DAMAGE, LOSS, JUDGMENT, OR EXPENSE, INCLUDING ATTORNEYS' FEES, WHICH THE SELLER MIGHT INCUR BECAUSE OF THE SELLER'S NEGLIGENT FAILURE TO DISCOVER OR REMEDY A DANGEROUS CONDITION CREATED BY THE PURCHASER.

     10. The Purchaser shall obtain and submit to the Seller before any work is performed under this Agreement, certificates from the Purchaser's insurance carriers. Such insurance shall be written by an insurance carrier licensed to business in the state where the Property is located, meeting the requirements stated below in form satisfactory to Seller, for each of the following types of insurance in amounts herein specified:

     a. Workers' Compensation and Occupation Diseases, including Employers Liability subject to a limit of not less than FIVE HUNDRED THOUSAND AND NO/i 00 DOLLARS ($500,000).

     b. Commercial general liability to cover the indemnity agreement, although the existence of insurance shall not be construed as limiting of the Purchaser under this contract. Limits of liability shall not be less than TWO MILLION AND NO/i 00 DOLLARS ($2,000,000) combined single limits each occurrence. The commercial general liability insurance shall not exclude injury to or destruction of property arising out of or caused by work which blasting, or the grading of land, excavation, borrowing, hauling, backfilling, tunneling, drilling, pile driving, cofferdam or caisson work, or underpinning.

     Commercial general liability insurance shall include the Seller as additional insured and must provide Premises-operation, Elevator, Independent Purchasers, Broad Form Property Damage, Blanket (Broad Form) Contractual Liability, products and Completed Operations coverage's (which shall be maintained in force a period of two years after completion of the project or for such longer period of time as is described in the Contract Documents) and must be endorsed as Primary, Non-Contributory to any insurance of the additional insureds. Any "XCU" (explosion, collapse, or underground) or smaller exclusions written in any policy must be deleted when applicable to operations performed by the Purchaser. A waiver of subrogation in favor of the Seller shall also be included.

     c. Automobile liability for bodily injury and property damage claims arising out of the ownership, maintenance or use of owned, hired and not-owned vehicles in the amount of TWO MILLION AND NO/100 DOLLARS ($2,000,000).

     d. UMBRELLA OR EXCESS LIABILITY INSURANCE in the amount of ONE MILLION AND NO/l00 DOLLARS ($1,000,000.00) shall provide that if the underlying aggregate is exhausted, the excess coverage shall drop down as primary insurance, and shall provide for Notice of Modification or Cancellation.

     The certificates shall contain provisions for thirty (30) days prior notice of any important change in or cancellation of insurance to the insured and to the certificate holder.

     Purchaser's Insurance Certificate shall indicate the coverage is afforded for the Indemnification Clause. The Certificate of insurance shall reflect that the policies of insurance have been endorsed to include the Seller as an additional insured as regards the Seller's liability in connection with the performance of the contract, and construction orders. The Purchaser agrees to furnish the Seller with the same evidence of insurance as described above for each subcontractor employed by the Purchaser. Should the purchaser fail to submit certificates required, the Seller may tack such steps as deemed necessary to provide proper protection and charge all costs incurred to the Purchaser.

     11. The occurrence of any of the following events or conditions shall constitute and "Event of Default" under this Agreement:

     a. Any failure to pay any amounts under this Agreement when the same shall become due and payable and such failure continues beyond fifteen (15) days after written notice thereof to Purchaser;

     b. Any failure or neglect to perform or observe any of the covenants, conditions or provisions of the Agreement (other than a failure or neglect described in paragraph a., above) and such failure or neglect continues unremedied for a period of thirty (30) days after written notice thereof to Purchaser.

     12. Upon the occurrence of any Event of Default and at any time while such Event of Default is continuing, Seller may do one or more of the following:

     a. Proceed to protect and enforce its rights and remedies under this Agreement;

     b. Avail itself of any other relief to which Seller may be legally or equitably entitled, or

     c. Terminate this Agreement.

     13. All notices required or permitted to be given hereunder shall be in writing and may be given in person or by United States mail, by delivery service or by electronic transmission. Any notice directed to a party to this Agreement shall become effective upon the earliest of the following: (I) actual receipt by that party; (ii) delivery to the designated address of that party, addressed to that party; of (iii) if given by certified or registered United States mail, twenty-four (24) hours after deposit with the united States Postal Service, postage prepaid, addressed to that party at its designated address. The designated address of a party shall be the address of that party shown at the beginning of this Agreement or such other address as that party, from time to time, may specify by notice to the other parties.

     14. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs and successors, Purchaser shall not assign its rights under this Agreement to any third party. Any subsequent owner of the Property shall succeed to all rights of Seller hereunder.

     15. If any action is brought by either party with respect to its rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs as determined by the court.

     16. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any provision of this Agreement intended for its benefit; provided, however, such waiver shall in no way excuse the other party from the performance of any of its other obligations under this Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

     18. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by this Agreement. No modification or amendment of this Agreement shall be binding unless in writing and executed by each of the parties.

     IN WITNESS WHEREOF, the parties hereto have entered into the Agreement effective as of the date first above written.

NORD RESOURCES CORPORATION              JC ROCK, LLC, an Arizona limited
                                        liability company


By: /s/ Kathy Glidewell
    ---------------------------------   By: /s/ James L. Rodman
Name Kathy Glidewell                        ------------------------------------
Title Asst Secretary                    Name James L. Rodman
                                        Title Member
3048 North Seven Dash Road
PO Box 384                              6860 S. Nogales Highway
Dragoon, Arizona 85609                  Tucson, Arizona 85705